EXHIBIT 21


                                  SUBSIDIARIES
                                  ------------

                             Jurisdiction of            Names under which
Name of Subsidiary           Incorporation              subsidiary does business
------------------           ----------------           ------------------------

SmartServ GmbH               Switzerland                (inactive)

SmartServ European           Switzerland                (inactive)
Services GmbH

SmartServ (UK) Limited       United Kingdom             SmartServ

SmartServ Asia Pacific,      Hong Kong                  SmartServ Asia Pacific
Ltd.

SmartServ Asia               Delaware                   (inactive)
Holdings LLC

SmartServ International      Delaware                    none
Holdings LLC